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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                February 2, 1998

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


       New Jersey                  33-85234                      22-2665282
(State or other juris-            (Commission                (IRS Employer
diction of incorporation)         File Number)                Identification
                                                                  Number)


7000 Boulevard East, Guttenberg, New Jersey                         07093
(Address of principal executive office)                          (Zip Code)


Registrant's telephone number including area code-          (201) 854-7777


                                 Not Applicable
         (Former name and former address, as changed since last report)
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Item 5.           Other Events.

                  On February 4, 1998, KTI, Inc., a New Jersey corporation (the Company or the Registrant) purchased Total Waste Management Corporation, a New Hampshire corporation ("Total Waste Management") for cash in the amount of $1.35 million. The Company is purchasing Total Waste Management subject to existing funded debt of $850,000.

                  Total Waste Management has its headquarters in Newington, New Hampshire. Total Waste Management is in the business of emergency response, site remediation, tank cleaning, assessment and removal, waste oil and waste water recycling and hazardous and non-hazardous waste management in the New England area.

                  Total Waste Management had revenues of approximately $4.2 million in 1997.

                  On February 2, 1998, the Company called its Series A Preferred Stock. At the time of the call, 444,000 shares of Series A Preferred Stock were outstanding. The Series A Preferred is subject to mandatory conversion when the closing bid price of the Common Stock has exceeded $16.00 per share for twenty consecutive trading days, with an average volume of 10,000 shares per trading day. Such condition was met for the twenty trading days ending on January 30, 1998.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           KTI, Inc.
                                           (the Registrant)



Dated:       February 3, 1998              By:     /s/ Martin J. Sergi
                                                   -----------------------------
                                           Name:      Martin J. Sergi
                                           Title:     President
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         ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


   (c) Exhibits.
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
    Exhibit Number             Description
    --------------             -----------

         4.1 SECURITIES PURCHASE AGREEMENT dated as of January 27, 1998, by and among Total Waste Management Corporation, a New Hampshire corporation, Donald A. Littlefield, William Kaylor and KTI Specialty Waste Services, Inc., a Maine corporation. The exhibits to the SECURITIES PURCHASE AGREEMENT do not contain information which is material to an investment decision.

         4.2      News Release dated February 2, 1998

         4.3      News Release dated February 3, 1998
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